Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement (No. 333-255233) on Form S-8 of our report dated September 7, 2023, with respect to the consolidated financial statements of TuSimple Holdings Inc. and its subsidiaries, and the effectiveness of internal control over financial reporting of TuSimple Holdings, Inc. and its subsidiaries, included in its Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ UHY LLP
Irvine, California
September 7, 2023